Exhibit 23.1


              Consent of Independent Certified Public Accountants

Augment Systems, Inc.
Westford, Massachusetts


       We hereby consent to the use in the Prospectus constitution a part of this Registration Statement of our report dated September 10, 1996, except for the fifth paragraph of Note 7, the third and fourth paragraphs of Note 8, and
Note 13 which are as of February 5, 1997, relating to the financial statements of Augment Systems, Inc., which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

       We also consent to the reference to us under the caption "Experts" in the Prospectus.



                                             BDO Seidman, LLP



Boston, Massachusetts
February 7, 1997